Exhibit 10.41

                              ENGAGEMENT AGREEMENT

     Agreement made and entered into as of March 11, 2005 between Hemispherx Biopharma, Inc. a Delaware Corporation (the "Company") and Ransom W. Etheridge, of Virginia Beach, Virginia ("Etheridge").

     In consideration of the premises and the mutual covenants and conditions herein contained the Company and Etheridge hereby agree as follows:

     1. Engagement. The Company engages Etheridge and Etheridge agrees to serve the Company as its ----------- General Counsel It is expressly understood and agreed that all of Etheridge's services hereunder are being provided as an independent contractor and not as an employee for federal tax purposes.

     2. Term. This Agreement shall commence, retroactively, as of January 1, 2005 and shall terminate on December 31, 2009 (the "Initial Termination Date") unless sooner terminated in accordance with Section 5 hereof or unless renewed as hereinafter provided (such period of service together with any extension thereto hereinafter being called the "Service Period"). This Agreement shall be automatically renewed for successive one (1) year periods after the original Termination Date unless written notice of refusal to renew is given by one party to the other at least ninety days prior to the initial Termination Date or the expiration of any renewal period.

     3. Fees.

                  (a) For his services to the Company the Company shall pay Etheridge an annual fee(the "Annual Fee") of $96,000.00, which shall be subject to adjustments as provided in succeeding subsection (c).

                  (b) The Annual Fee shall be paid in twelve equal monthly installments ("Monthly Fees") on the last day of each month during the Service Period commencing on January 1, 2005.

                  (c) On January 1, 2006, and on January 1 of each succeeding calendar year during the Service Period the Annual Fee shall be increased or decreased by a percentage equal to the percentage average increase or decrease in the Bureau of Labor Statistics "Consumer Price Index - U.S. City Average - All Items" from December of the second preceding year.

         4. Services. Etheridge agrees to serve the Company faithfully and to the best of his ability, and shall devote eighty-five percent (85%) of his business time, attention and energies to the business of the Company during regular business hours and at other times during the week as reasonably requested by the Company and/or required by the demands of his position.

         5. Expenses. During the Service Period, Etheridge, upon presentation of payment vouchers or receipts, will be reimbursed for the reasonable and necessary expenses incurred by him in providing services pursuant to this Agreement, including expenses for necessary travel and related costs incurred in commuting to and from Virginia Beach, Virginia as well as expenses for maintaining an office and secretarial assistance in Virginia Beach, Virginia.

         6. Disability.During a period of disability,Etheridge shall continue to
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receive  full  Monthly  Fees from the  Company  each  month for the term of such disability  but not to exceed six (6) months;  after the  expiration of said six
(6) months period, Etheridge shall receive fifty percent (50%) of his full Monthly Fees each Month for the remaining term of such disability but not to exceed an additional six (6) months; after the expiration of twelve (12) months, Etheridge shall not be entitled to any additional Monthly Fees until the resumption of normal services; provided, however, that if Etheridge is disabled
as  defined  herein,  and  thereafter  resumes  full  services  hereunder,   and
thereafter becomes disabled again, any such resumed period of disability shall, for the purpose of determining the percentage of Monthly Fees and duration of payment thereof to which Etheridge is then entitled, be deemed a continuation of the prior period of disability unless a period of at least six (6) continuous months of active full time services elapsed since the conclusion of the prior period of disability. For purposes of this Engagement Agreement "disability" shall mean the inability of Etheridge to effectively and substantially provide the services hereunder by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

         7.       Termination.

                  (a) The Company may discharge Etheridge for cause at any time as provided herein. For purposes hereof, "cause" shall mean the willful engaging by Etheridge in illegal conduct or gross misconduct which is demonstrably and materially injurious to the Company. for purposes of this Agreement, no act, or failure to act, on Etheridge's part shall be deemed "willful" unless done, or omitted to be done, by Etheridge not in good faith and without reasonable belief that Etheridge's action or omission was in the best interest of the Company. Notwithstanding the foregoing, Etheridge shall not be deemed to have been terminated for Cause unless and until the Company delivers to Etheridge a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to Etheridge and an opportunity for Etheridge, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, Etheridge was guilty of conduct set forth above and specifying the particulars thereof in detail.

                  (b) This Agreement shall terminate upon the death of Etheridge or disability of Etheridge which has lasted for a continuous period of not less than twelve (12) months.

                  (c) Etheridge shall have the right to terminate this Agreement upon not less than thirty (30) days prior written notice of termination.

           8.       Effect of Termination.

                   (a) In the  event  that  this  Agreement  is  terminated  for
                  "cause" pursuant to subsection 7(a), the Company shall pay Etheridge, at the time of such termination, only the fees due and payable to him through the date of the termination of this Agreement.

                  (b) In the event that this Agreement is terminated by the Company at any time without "cause", as defined in subsection 7(a), the Company shall pay to Etheridge, at the time of such termination, the fees otherwise due and payable to him through the last day of the then current term of this Agreement.

                  (c) In the event this Agreement is terminated at his election pursuant to subsection 7(c) or due to Etheridge's death or disability pursuant to 5(b), the Company shall pay to Etheridge, at the time of such termination, the fees otherwise due and payable to him through the last day of the month in which such termination occurs and for an additional twelve month period.

         9. Etheridge's Representations and Warranties. Etheridge hereby represents and warrants to the Company that he has the right to enter into this Agreement, and his execution, delivery and performance of this Agreement (a) will not violate any contract to which Etheridge is a party or any applicable law or regulation nor give rise to any rights in any other person or entity and
(b) are not subject to the consent of any other person or entity.

         10.      Notices.  Any notice or other communication pursuant to this
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 Agreement shall be in writing and shall be sent by telecopy or by certified or registered mail addressed to the respective parties as follows:

                      (i)    If to the Company, to:

                                    HEMISPHERX BIOPHARMA, INC.
                                    One Penn Center
                                    1617 JFK Boulevard
                                    Philadelphia, Pennsylvania 1910
                                    Telecopier No.: (215) 988-1739
                                    Attention: President

                      (ii)   If to Etheridge, to:

                                    Ransom W. Etheridge
                                    2610 Potters Road, Suite 200
                                    Virginia Beach, Virginia  23452
                                    Telecopier No.:  (757) 486-0792

or to such other address as the parties shall have designated by notice to the other parties given in accordance with this section. Any notice or other communication shall be deemed to have been duly given if personally delivered or mailed via registered or certified mail, postage prepaid, return receipt requested, or, if sent by telecopy, when confirmed.

         11.      Modification.  No modification or waiver of this Agreement or
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any provision hereof shall be binding upon the party against whom enforcement of such modification or waiver is sought unless it is made in writing and signed by or on behalf of both parties hereto.


         12.      Miscellaneous.

                  (a) This Agreement shall be subject to and construed in accordance with the laws of the Commonwealth of Pennsylvania.

                  (b) The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate and be construed as a waiver or a continuing waiver by that party of the same or any subsequent breach of any provision of this Agreement by the other party.

                  (c) If any provisions of this Agreement or the application thereof to any person or circumstance shall be determined by an arbitrator (or panel or arbitrators) or any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder hereof, or the application of such provision to persons or circumstances other than those as to which it is so determined to be invalid or unenforceable, shall not - be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

                  (d) This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective heirs, executors and administrators, successors and assigns.

                  (e) This Agreement shall not be assignable in whole or in part by either party, except that the Company may assign this Agreement to and it shall be binding upon any subsidiary or affiliate of the Company or any person, firm or corporation with which the Company may be merged or consolidated or which may acquire all or substantially all of the assets of the Company.

         IN WITNESS WHEREOF, this Agreement has been signed by the parties hereto as of the date first above written.

HEMISPHERX BIOPHARMA, INC.


By     /s/ William A. Carter
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         William A. Carter, Chief Executive Officer

       /s/ Ransom W. Etheridge
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         Ransom W. Etheridge